Exhibit 99.5

News Release

Contact(s):

Amanda Hoggarth, Communications &

Public Relations Specialist, Myers Industries, Inc.

(330) 761-6322

Monica Vinay, Director, Investor Relations

& Communications, Myers Industries, Inc.

(330) 761-6212

Myers Industries Lawn & Garden Group

Announces Closure of its Waco, Texas Plant

July 18, 2013, Waco, Texas — Myers Industries Inc.’s Lawn & Garden Group today announced the second phase of its restructuring which will include the closure of the Waco, Texas plant. Approximately 75 employees will be affected by this action. A number of employees will transfer to remaining Myers Industries Lawn & Garden Group operations. Myers Industries Lawn & Garden Group intends to facilitate a seamless transition for its customers.

Plant Manager Robert Burkhart said, “The Waco team has made progress in its ability to competitively service the market, but has been disadvantaged by its geographic location in relationship to the customers.”

The Company will make every effort to help employees through this transition.

About Myers Industries Lawn & Garden Group

The Myers Industries Lawn & Garden Group is comprised of industry-leading horticultural container companies serving the needs of professional growers, grower distributors, retail garden centers and mass merchandisers in the Greenhouse, Nursery and Consumer markets. Visit www.myerslawnandgarden.com to learn more.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.